Exhibit 10.41(c)

To:	The Finance Parties, as defined in the below-mentioned Facility Agreement

December 13, 2007

Dear Sir:

Request for Amendment No. 2

We refer to the senior facility agreement dated 30 March 2007 (the “Facility Agreement”) between, among others, Spansion Japan Limited and GE Capital Leasing Corporation as Administrative Agent and its subsequent amendment dated 1 August 2007.

Capitalized terms used in this letter, unless otherwise defined herein, shall have the meaning given to them in the Facility Agreement.

The Borrower hereby requests that Clause 3.1(c) be deleted and replaced in its entirety with the following provision:

“(c)	refinancing all Refinancing Financial Indebtedness of the Borrower to third parties and financing the acquisition of any equipment and tools installed to SP1, other than the Manufacturing Equipment and those equipment and tools financed under Clause 3.1(b), in an amount no greater than the aggregate of the funding amount as indicated in Schedule 7 (Refinancing Financial Indebtedness Repayment Amount).”

Also, the Borrower hereby requests that Clause 5.3(b)(ii) be deleted and replaced in its entirety with the following provision:

“(ii)	in relation to each other Loan, an amount equal to the aggregate amount of the relevant Utilization Funding Amount and the total of the funding amounts as indicated in Schedule 7 (Refinancing Financial Indebtedness Repayment Amount) in respect of the equipment and tools which have been purchased by the Borrower and for which financing has not been provided by the Lenders pursuant to this Clause.”

We hereby request confirmation of the Lenders’ consent to the above amendments by your countersignature and return of the enclosed copy of this letter.

The provisions of the Facility Agreement and the other Finance Documents shall, save as amended by this letter, continue in full force and effect.

This letter shall be governed by and controlled in accordance with Japanese law.